Exhibit 10.1

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW

PERMEX PETROLEUM CORPORATION EMPLOYMENT AGREEMENT

This Agreement dated April 29, 2024 is made between Permex Petroleum Corporation (the “Corporation”) and Bradley Taillon (the “Executive”).

RECITALS

A. The Corporation and the Executive (collectively, the “Parties”) are currently engaged in an employment relationship;

B. The Parties now wish to revise their employment relationship on the terms and conditions set out below.

For good and valuable consideration, specifically including the enhanced compensation and benefits available to the Executive as detailed below, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

TERM

1.1 Employment. The Corporation shall continue to employ the Executive and the Executive shall continue to perform services on behalf of the Corporation as its employee as provided herein during the Period of Active Employment.

1.2 Period of Active Employment. In this Agreement, “Period of Active Employment” means the period beginning on April 29, 2024 and terminating on the earliest of the following:

(a) the termination of the Executive’s employment by the Corporation pursuant to Section 4.1;

(b) the termination of the Executive’s employment pursuant to Section 4.2;

(c) the termination of the Executive’s employment by the Corporation pursuant to Section 4.3; or

(d) the death of the Executive.

ARTICLE 2

POSITION

2.1 Capacity and Services. The Corporation shall employ the Executive as President and Chief Executive Officer. As such, the Executive shall perform such duties and have such authority as may from time to time be assigned, delegated or limited by the board of directors of the Corporation (the “Board”). The Executive shall perform these duties in accordance with articles of the Corporation, the instructions of the Board and the policies of the Corporation from time to time, and the Executive shall diligently and faithfully serve the Corporation and use the Executive’s best efforts to promote the interests and goodwill of the Corporation.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Compensation. The base salary rate of the Executive shall be $250,000 USD per year payable monthly. The Corporation shall review the Executive’s base salary rate annually. In its sole discretion, the Corporation may increase this base salary rate or give a performance bonus to the Executive. The Corporation may withhold from any amounts payable under this Employment Agreement such federal or provincial taxes and other statutory remittances as shall be required by law to be so withheld.

3.2 Benefits. The Corporation shall provide the Executive (including the Executive’s immediate family) with group health, medical and disability insurance benefits.

3.3 Vacation. The Executive shall be entitled to take three week’s vacation per calendar year.

3.4 Incentive & Performance Bonus. The Executive shall be eligible on an annual basis for a cash bonus of up to 100% of annual salary. In addition to any annual bonus payments or stock option grants, the Executive will be eligible for additional Performance Bonuses, as described in Exhibit A. Any bonus, shares or stock options shall be awarded pursuant to the bonus and stock option plans issued by the Corporation, as amended and such awards will be subject to the discretion of the board of directors of the Corporation.

3.5 Expenses Incidental to Employment. The Corporation shall reimburse the Executive in accordance with its normal policies and practices for the Executive’s travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Corporation’s business. The Executive shall furnish statements and receipts for all such expenses prior to reimbursement and in accordance with the policies of the Corporation from time to time.

ARTICLE 4

TERMINATION AND RESIGNATION

4.1 Termination for Cause. The Corporation may immediately terminate the employment of the Executive at any time for cause by written notice to the Executive.

If the Corporation terminates the employment of the Executive for cause under this Section 4.1, the Corporation shall not be obligated to make any further payments under this Employment Agreement except amounts due and owing pursuant to Article 3 at the time of the termination.

4.2 Resignation by Executive. The Executive shall give the Corporation not less than two (2) weeks’ notice of the resignation of the Executive’s employment hereunder and, subject to the following sentence, the Executive’s employment shall terminate on the date specified in the notice. Upon receipt of the Executive’s notice of resignation, the Corporation may waive the notice, in whole or in part, by paying the Executive’s salary for the remainder of the notice period and a reasonable amount in lieu of the Executive’s benefits for that period in lieu of such notice, and if the Corporation so elects, the Executive’s employment shall terminate on the earlier date specified by the Corporation.

4.3 Termination Without Cause. The Corporation may terminate the Executive’s employment at any time without cause by providing the Executive written notice and the following entitlements:

(a) the Corporation shall pay the Executive all outstanding and accrued base salary under Section 3.1 and vacation pay, earned and owing up to the last day of the Period of Active Employment, and shall reimburse the Executive for all proper expenses incurred by the Executive in connection with the Corporation’s business prior to the last day of the Period of Active Employment;

(b) the Corporation shall pay the Executive an amount equal to 24 months’ base salary;

(c) the Corporation shall pay the Executive an amount in lieu of the Executive’s performance bonus equal to 50% of Base Salary;

(d) the Corporation shall continue the Executive’s benefit coverage for a period of six (6) months, or alternatively, if it is unable to continue the Executive’s participation in one or more of its benefit plans, the Corporation shall pay the Executive an amount equal to the premium cost or contributions the Corporation would otherwise have made in respect of the Executive’s participation in the relevant plan(s) for six (6) months.

(e) Except any amounts that are required under the Employment Standards Act (which shall be paid in accordance with the requirements of the Employment Standards Act), the Corporation shall have the option of making the payments required by Section 4.3(b) and (c) either in lump sum within 30 days after the last day of the Period of Active Employment or in six (6) equal monthly instalments commencing 30 days after the last day of the Period of Active Employment.

(f) The Corporation shall make the payments and continue to provide the benefits required by this Section 4.3 whether or not the Executive finds or seeks alternate employment.

(g) The Executive acknowledges and agrees that the severance compensation provided for in this Section 4.3 is fair and reasonable and is the result of negotiation between the Parties. The Executive acknowledges and agrees that the entitlements detailed above will be in complete satisfaction of all amounts arising from the termination of employment without cause and on receipt of such entitlements, there shall be nothing further due and payable in respect of said termination. For greater clarity, the parties agree that the entitlements detailed in this section displace any entitlement to common law notice following termination of employment without cause.

4.4 Death. In the event of the Executive’s death, the Executive’s employment shall be deemed to have terminated on the date of the Executive’s death and the Corporation shall pay the Executive’s estate the amounts specified in Section 4.3(a).

4.5 Results of Termination. Upon termination of the Executive’s employment, the Corporation shall have no further obligations or responsibilities to the Executive hereunder or under any of the Corporation’s employee benefit programs except as expressly provided under Article 4, and nothing herein contained shall be construed to limit or restrict in any way the Corporation’s ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Employment Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. The Executive represents and warrants to the Corporation that the execution and performance of this Employment Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or the Executive’s property is bound. The Executive shall defend, indemnify and hold the Corporation harmless from any liability, expense or claim (including solicitor’s fees incurred in respect thereof and other legal fees on a full indemnity basis, without reduction for tariff rates or similar reductions) by any person in any way arising out of, relating to, or in connection with any incorrectness of breach of the representations and warranties in this Section 5.1.

ARTICLE 6

MISCELLANEOUS COVENANTS

6.1 Notices.

(1) Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by e-mail or other similar means of electronic communication as follows:

(a)	If to the Corporation, to:

Permex Petroleum Corporation

100 Crescent Court, Suite 700

Dallas, Texas 75201

Attention: Board of Directors

E-mail: [***]

(b)	if to the Executive, to:

Bradley Taillon

[***]

E-mail: [***]

(2) Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt. Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by e-mail, or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto may change any particulars of its address for service by notice to the other in the manner stated above.

(3) Any party may from time to time change its address under this Section 6.4 by notice to the other party given in the manner provided by this section.

6.2 Time of Essence. Time shall be of the essence of this Employment Agreement in all respects.

6.3 Entire Agreement. This Employment Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Employment Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Employment Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Employment Agreement.

6.4 Amendment. No amendment of this Employment Agreement shall be effective unless made in writing and signed by the Parties.

6.5 Waiver. Any purported waiver of any default, breach or non-compliance under this Employment Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Employment Agreement shall not operate as a waiver of that party’s rights under this Employment Agreement in respect of any continuing or subsequent default, breach or non observance (whether of the same or any other nature).

6.6 Severability. Any provision of this Employment Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Employment Agreement, all without affecting the remaining provisions of this Employment Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.7 Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and shall be treated, in all respects, as a British Columbia contract.

6.8 Successors and Assigns. This Agreement shall ensure to the benefit of, and be binding on, the Parties and their respective heirs, administrators, executors, successors and permitted assigns. The Corporation shall have the right to assign this Employment Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation provided only that the Corporation must first require the successor to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. The Executive by the Executive’s signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Employment Agreement without the prior consent of the Corporation, which may be arbitrarily withheld.

ARTICLE 7

EXECUTIVE’S ACKNOWLEDGEMENT

7.1 Acknowledgement.

The Executive acknowledges that:

(a) the Executive has had sufficient time to review this Employment Agreement thoroughly;

(b) the Executive has read and understands the terms of this Employment Agreement and the obligations hereunder;

(c) the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Employment Agreement; and,

(d) the Executive has received a fully executed original copy of this Employment Agreement.

IN WITNESS WHEREOF the Parties have executed this Employment Agreement.

/s/ Bradley Taillon
Bradley Taillon

PERMEX PETROLEUM CORPORATION

By:	/s/ Doug Urch
Name:	Doug Urch
Title:	Director

EXHIBIT A

PERFORMANCE BONUS PAYMENTS

Sign On Bonus:

The executive will receive a one-time cash bonus payment of $50,000 USD, as well as 10,000 stock options exercisable based on the closing share price the day before the effective date of this Agreement. Both the cash payment and the stock option grant are due within 5 business days of execution of this Agreement, or as soon as reasonably possible. The cash bonus portion of the Sign-On Bonus may be deferred by the Executive in whole or in part.

Target Performance Bonus(s):

Qualified Financing Bonus: Executive shall receive a lump-sum cash payment upon the closing of a qualified financing with proceeds to the Company as detailed below. Qualified Financing shall constitute any equity, equity derivative, debt, convertible debt or any other security or promissory debt instrument entered into by the Company. If agreed to in writing, by both the Executive and the Corporation, Executive may agree to forgo lump-sum cash payment in lieu of comparable stock and/or options consideration. Only one bonus payment (cash, stock, options or any combination thereof) shall be effective and paid to Executive per qualified financing. The maximum cash payment due to the executive under any of the Qualified Financing Awards will be $250,000 USD, with the balance of the award paid in shares and/or options of the Company stock. Payments are to be made to Executive within 30 calendar days after achievement of such conditions:

(a)	$1 million or greater, Executive shall receive $50,000;

(b)	$5 million or greater, Executive shall receive $150,000;

(c)	$10 million or greater, Executive shall receive $250,000;

(d)	$15 million or greater, Executive shall receive $500,000;

(e)	$20 million or greater, Executive shall receive $750,000.